                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant / /
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 The Dial Corp
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 F. G. Emerson
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 THE DIAL CORP
                                   DIAL TOWER
                          PHOENIX, ARIZONA 85077-1424
JOHN W. TEETS
Chairman, President and
  Chief Executive Officer
                                                                   April 1, 1994
Dear Stockholder:

     Your 1994 Annual Meeting will be held on Tuesday, May 10, at 9:00 a.m., in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier. The formal notice of the meeting follows on the next page.

     No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free valet parking, and, for your convenience, arrangements have been made with the hotel to have the gratuity charged to the Corporation. If you use this valet service, please notify the valet that you are attending The Dial Corp stockholders meeting.

     Directors and officers will be present preceding and following the meeting to talk with stockholders. During the meeting there will be an opportunity for stockholder questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting as explained in the notice and Proxy Statement which follow.

     IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                             Sincerely,

                                             [John W. Teets signature]

                                THE DIAL CORP
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                   April 1, 1994

To the Holders of Common Stock of
The Dial Corp:

     The Annual Meeting of Stockholders of The Dial Corp, a Delaware corporation, will be held in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona 85016, on Tuesday, May 10, 1994, at 9:00 a.m., Mountain Standard Time, for the purpose of considering and voting upon:

     1. Election of directors of the Corporation as set forth in the attached Proxy Statement; and

     2. Approval of a Management Incentive Plan for the Corporation; and

     3. Approval of a Performance Unit Incentive Plan for the Corporation; and

     4. Ratification of the appointment of Deloitte & Touche to audit the accounts of the Corporation for the year 1994; and

     5. Any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record of Common Stock at the close of business March 11, 1994, are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination by any stockholder, for any purpose germane to the meeting, during the time of the meeting, and for ten days prior to the meeting at the principal executive offices of the Corporation, Dial Tower, 1850 North Central Avenue, Phoenix, Arizona.

     The Annual Report for the year 1993, including financial statements, was mailed to stockholders under separate cover beginning March 28, 1994.

     To assure your representation at the meeting, please vote, sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors, as soon as possible. If your registered address is in the United States, a return envelope which requires no postage if mailed in the United States is enclosed for that purpose.

                                             FREDERICK G. EMERSON
                                             Vice President and Secretary

                                -----------------------------------
                                            PLEASE VOTE
                                      YOUR VOTE IS IMPORTANT
                                -----------------------------------

                                PROXY STATEMENT
                                       OF
                                 THE DIAL CORP
                                   DIAL TOWER
                          PHOENIX, ARIZONA 85077-1424

                          (First Mailed April 1, 1994)
                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for the 1994 Annual Meeting of Stockholders of the Corporation. The cost of soliciting proxies will be borne by the Corporation. Solicitation will be made primarily through the use of the mails, but regular employees of the Corporation may solicit proxies personally, by telephone or telegram. The Corporation has retained Georgeson & Company Inc. to assist it in connection with the solicitation at an estimated fee of $11,500 plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares. The enclosed proxy, if properly executed and returned, will be voted according to its specifications but may be revoked at any time before it is voted by giving notice in writing to the Secretary of the Corporation or by voting in person at the meeting. The election inspectors will treat abstentions or a withholding of authority as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If a stockholder is a participant in the Corporation's Stockholder Dividend Reinvestment Plan, the proxy represents the number of shares in the dividend reinvestment plan account, as well as shares registered in the participant's name. If a stockholder is a participant in The Dial Corp Employees' Capital Accumulation Plan and/or The Dial Corp Employees' Stock Ownership Plan Trust, the proxy will serve as a voting instruction to the respective Trustee.

     Only stockholders of record of Common Stock as of the close of business on the record date, March 11, 1994, will be eligible to vote at the meeting. The number of shares of Common Stock then outstanding was 46,005,354 shares. Each outstanding share will be entitled to one vote. For those proposals for which no directions are given, the proxy will be voted "for" the election of the directors set forth herein and in accordance with the recommendations of the Board of Directors or the best judgment of the proxy holders on other proposals. To be elected, each director must receive the affirmative vote of the holders of a plurality of the shares voting. Approval of the other proposals require the affirmative vote of a majority of the shares voting on such proposal.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors holds regular quarterly meetings and held five meetings during 1993. It has established the following committees of certain of its members to deal with particular areas of responsibility:

     1. The Executive Committee, which held six meetings during 1993, exercises all the powers of the Board in the management of the business and affairs of the Corporation, except as limited by Delaware law, when the Board is not in session.

     2. The Audit Committee, which met three times in 1993, recommends appointment of the Corporation's independent public accountants and reviews audit reports, accounting policies, financial statements, internal auditing reports, internal controls, audit fees, and certain officer expenses; all members of this Committee are nonemployee directors.

     3. The Executive Compensation Committee which met five times in 1993, reviews, for recommendation to the Board, salaries and other compensation awards under various compensation plans, and approves salaries and compensation of executive officers and also approves grants under the Corporation's incentive stock plans (see the "Executive Compensation Committee Report" below); all members of this Committee are nonemployee directors.

     4. The Nominating Committee, which met three times in 1993, is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board; all members of this Committee are nonemployee directors. The Committee will consider candidates for Board membership proposed by stockholders who have complied with the procedures described under the caption below entitled "Submission of Stockholder Proposals and Other Information."

     Directors who are not employees of the Corporation receive an annual retainer of $31,200; they also receive a fee of $2,300 for each Board of Directors meeting attended and for each Audit, Executive, Executive Compensation, and Nominating Committee meeting attended, except that a fee of $2,600 per meeting is received for each committee meeting attended not in conjunction with a meeting of the Board. Each nonemployee member of the Executive Committee also receives an annual retainer of $5,400.

     Nonemployee directors may elect to participate in the Deferred Compensation Plan for Directors of the Corporation under which payment of part or all of their directors' fees and retainers is deferred. This Plan provides participants with the option to defer their compensation in the form of stock units related to the price of the Corporation's Common Stock, as well as the option to defer in the form of cash. Messrs. Gossage, Hay, Reichert and Young are active participants in this Plan. Such accumulated compensation plus interest thereon at the long-term medium-quality bond rate for cash accounts or dividend equivalents for stock units accounts, as the case may be, are payable to the director or to the director's estate or beneficiary, over such period as may be designated, upon termination as a director.

     Pursuant to the Directors' Retirement Benefit Plan, directors may receive retirement benefits for a period of ten years, such benefits ranging from 15% to 100% of the annual retainer at retirement, based on their years of service ranging from four to ten years; in the event of a change in control of the Corporation, the years of service are accelerated to ten. Pursuant to the 1992 Stock Incentive Plan, 2,900 nonqualified options to purchase Common Stock were issued to each director during August of 1993, at $38.0625, the average market price on the day of issue. The Corporation also provides directors with accidental death and dismemberment insurance benefits of $300,000 and, in addition, travel accident insurance benefits of $250,000 when traveling on the Corporation's business.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation consists of 11 persons divided into three classes. At each annual meeting the term of one class of directors expires and persons are elected to that class for terms of three years. Mr. James E. Cunningham, who has served as a distinguished member of the Board of Directors since 1987, has reached the mandatory retirement age for Directors, and will not be renominated, and upon his retirement the Board of Directors will consist of 10 persons.

     The persons appointed in the enclosed proxy intend to vote at the Annual Meeting, and any adjournment or adjournments thereof, for the election of the nominees for directors whose names appear below, for the term indicated or until their respective successors have been elected and have qualified, or in the event of disqualification, refusal or inability of any of them to serve, for the election of such other persons as they believe will carry on the present policies of the Corporation. Each of the nominees has agreed to serve if elected.

                               DIRECTOR NOMINEES

     The information regarding the director nominees has been furnished by such nominees and is set forth below:

                                    Principal Occupation,              Year First Common Shares
         Name                    Other Directorships and Age            Elected       Owned
- ---------------------------------------------------------------------- ---------- -------------
For Terms Expiring at the 1997 Annual Meeting
Thomas L. Gossage...... Chairman, President and Chief Executive Officer    1993        1,000
                       and a director of Hercules Incorporated, a
                       worldwide producer of chemicals and related
                       products and solid fuel systems for aerospace
                       applications. Also a director of Wilmington
                       Trust Corporation, the U.S. - Russia Business
                       Council and Chemical Manufacturers Association.
                       Age 59.
Dennis C. Stanfill*+... Senior Advisor, Credit Lyonnais, a global bank,    1981        3,500
                       and prior thereto was: Co-Chairman and Co-Chief
                       Executive Officer of Metro-Goldwyn-Mayer Inc.;
                       Chairman or President of AME, Inc., a video
                       post production company; and President and a
                       principal stockholder of Stanfill Bowen & Co.,
                       Inc., a private investment and venture capital
                       firm. Also a Director of Carter Hawley Hale
                       Stores, Inc., a diversified retailer. Age 66.
John W. Teets*......... Chairman, President and Chief Executive Officer    1980      249,164
                       and a director of the Corporation. Also a
                       director of GFC Financial Corporation, a
                       financial leasing and insurance company, and
                       Motor Coach Industries International, Inc., a
                       manufacturer of intercity coaches and
                       distributor of bus replacement parts. Age 60.

                         DIRECTORS CONTINUING IN OFFICE

     The information regarding the directors continuing in office has been furnished by such directors and is set forth below:

                                    Principal Occupation,              Year First Common Shares
         Name                    Other Directorships and Age            Elected       Owned
- ---------------------------------------------------------------------- ---------- -------------
Terms Expiring at the 1996 Annual Meeting
Donald E. Guinn++...... Chairman Emeritus and a director of Pacific       1986           500
                       Telesis Group, a telecommunications holding
                       company, and Chairman Emeritus and a director
                       of Pacific Bell. Also a director of Brunswick
                       Corporation, a manufacturer of marine,
                       recreation and defense products, Pacific Mutual
                       Life Insurance Company, Pyramid Technology
                       Corporation, a manufacturer of computers, and
                       BankAmerica Corporation and its subsidiary,
                       Bank of America, NT&SA. Age 61.
Judith K. Hofer*+...... President and Chief Executive Officer of Meier    1984         2,264
                       & Frank, a retail department store division of
                       The May Department Stores Company. Also a
                       director of Key Bank of Oregon. Age 54.
Jack F. Reichert*+..... Chairman and Chief Executive Officer and a        1984           500
                       director of Brunswick Corporation, a
                       manufacturer of marine, recreation and defense
                       products. Also a director of First Chicago
                       Corporation and its subsidiary, The First
                       National Bank of Chicago; Trustee, Carroll
                       College; Member, University of Chicago Graduate
                       School of Business Advisory Council. Age 63.
Terms Expiring at the 1995 Annual Meeting
Joe T. Ford-........... Chairman and Chief Executive Officer and a        1991         4,000
                       director of ALLTEL Corporation, a telecom-
                       munications and information services company.
                       Also a director of Duke Power Company, a public
                       utility. Age 56.

                                    Principal Occupation,              Year First Common Shares
         Name                    Other Directorships and Age            Elected       Owned
- ---------------------------------------------------------------------- ---------- -------------
Jess Hay-.............. Chairman and Chief Executive Officer and a        1981         1,000
                       director of Lomas Financial Corporation, a
                       financial services company, and Chairman and
                       Chief Executive Officer of Lomas Mortgage USA,
                       Inc. Also a director of Exxon Corporation,
                       MCorp., a bank holding company, Southwestern
                       Bell Corporation and Trinity Industries, Inc.,
                       a manufacturer of industrial metal products,
                       and Trustee of Liberte Investors. Age 63.
Linda Johnson Rice++... President and Chief Operating Officer and a       1992         1,500
                       director of Johnson Publishing Company, Inc.,
                       publisher of Ebony and other magazines. Also a
                       director of Bausch & Lomb, a producer of global
                       health care and optics products, and
                       Continental Bank Corporation. Age 35.
A. Thomas Young++-..... President and Chief Operating Officer and a       1991         1,000
                       director of Martin Marietta Corporation, a
                       manufacturer and designer of aerospace products
                       and systems, and an information services and
                       energy company, and prior thereto was its
                       Executive Vice President. Also a director of
                       Cooper Industries, Inc., a diversified
                       manufacturer of electrical, hardware,
                       automotive and petroleum products. Age 55.

- ---------------
- - Member of Audit Committee

* Member of Executive Committee

+ Member of Executive Compensation Committee

++ Member of Nominating Committee

                   OWNERSHIP OF THE CORPORATION'S SECURITIES

     The following table sets forth certain information at March 15, 1994, regarding those persons known to the Corporation to be the beneficial owners of more than 5% of the Corporation's outstanding Common Stock and the beneficial ownership, as defined by the Securities and Exchange Commission (SEC), of such Common Stock by all directors and executive officers of the Corporation as a group:

CERTAIN BENEFICIAL OWNERS

                                                                        Amount of
                                                                       Beneficial          Percent
                           Name and Address                             Ownership         of Class
    --------------------------------------------------------------  -----------------     ---------
    First Interstate Bank of Arizona, N.A.,                            3,923,9331            8.5%
      Trustee of The Dial Corp Employee Equity Trust
      P. O. Box 53434
      Phoenix, Arizona 85072-3434
    FMR Corp.                                                          3,492,3982            7.6%
      82 Devonshire Street
      Boston, Massachusetts 02109

- ---------------

1 The ownership information set forth herein is based in its entirety on material contained in Amendment No. 2 to Schedule 13D, dated January 31, 1994, filed with the SEC by First Interstate Bank of Arizona, N.A., as Trustee for The Dial Corp Employee Equity Trust. The Schedule 13D states that the First Interstate Bank of Arizona, N.A. disclaims beneficial ownership of the shares of stock in the Trust. Shares are periodically allocated and released from the Trust to satisfy benefit funding requirements under certain of the Corporation's compensation and benefit plans (Plans). The Trust's shares will be voted, under confidential voting procedures, in the same proportion as the voting instructions received from such Plans' participants with respect to the Corporation's Common Stock allocated to such participants' accounts. Unallocated shares held in the Trust are voted in the same proportions as the shares for which instructions have been received.

2 The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 11, 1994, filed with the SEC by FMR Corp., which certified therein that the securities were not acquired for the purpose of changing or influencing the control of the Corporation. With respect to the shares held, such stockholder has sole voting power as to 618,656 shares and sole dispositive power as to 3,492,398 shares. Some of the securities reported are owned by wholly owned subsidiaries of FMR Corp., viz., Fidelity Management Trust Company and Fidelity Management & Research Company.

DIRECTORS AND EXECUTIVE OFFICERS

                                                                  Amount of                Percent
                             Name                           Beneficial Ownership1         of Class
    ------------------------------------------------------  ---------------------         ---------
    William L. Anthony                                               39,289                 *
    Robert H. Bohannon                                                6,450                 *
    James E. Cunningham                                               8,760                 *
    Frederick G. Emerson                                             39,698                 *
    Joe T. Ford                                                       8,034                 *
    Thomas L. Gossage                                                 1,000                 *
    Donald E. Guinn                                                   8,760                 *
    Jess Hay                                                          9,260                 *
    Karen L. Hendricks                                                7,954                 *
    Judith K. Hofer                                                   6,795                 *
    F. Edward Lake                                                   67,665                 *
    L. Gene Lemon                                                   156,904                 *
    Frederick J. Martin                                              42,838                 *
    Andrew S. Patti                                                 131,513                 *
    Jack F. Reichert                                                  8,760                 *
    Linda Johnson Rice                                                5,600                 *
    Norton D. Rittmaster                                             55,534                 *
    Mark R. Shook                                                    22,154                 *
    Dennis C. Stanfill                                                8,652                 *
    Richard C. Stephan                                               82,550                 *
    John W. Teets                                                   750,092                  1.6%
    A. Thomas Young                                                   5,034                 *
    All Directors and Executive Officers as a Group
      (22 persons)                                                1,473,296                  3.2%

- ---------------

1 Includes 945,042 shares of Common Stock with respect to which all the above directors and executive officers as a group have the right to acquire ownership within 60 calendar days through the exercise of stock options granted under the Corporation's stock option plans.

* Less than one percent.

     The Corporation's management understands the importance of aligning the financial interests of its officer group with those of stockholders. Accordingly, the Corporation has established specific guidelines relating to the minimum amount of stock officers should own on a direct basis, meaning stock which is at risk in the market, not simply held under option.

     The Corporation's guidelines call for the officer group to own stock which has a value within a range of one and one-half to five times that individual's annual salary, depending on his or her level of compensation as discussed in the Executive Compensation Committee Report which follows. Most of these officers have reached their goals and the remainder are continuing to invest towards achieving their goals.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation received for the years 1991-1993 by each of the Corporation's five most highly compensated executive officers in 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                         ----------------------------------------
                                                                                   Awards
                                   ANNUAL COMPENSATION                   --------------------------     Payouts
                     ------------------------------------------------                    Securities    ----------
                                                         Other Annual     Restricted     Underlying    Long-Term      All Other
     Name and                                            Compensation    Stock Awards     Options      Incentive     Compensation
Principal Position   Year    Salary($)      Bonus($)         ($)1            ($)2           (#)        Payouts($)        ($)3
- ------------------   ----    ----------    ----------    ------------    ------------    ----------    ----------    ------------
John W. Teets        1993    $1,150,3334   $1,173,300      $717,412        $      0        93,600      $1,714,900      $ 30,000
 Chairman,           1992    $1,099,333    $1,121,300      $518,333        $      0        81,700      $       0       $ 30,000
  President,         1991    $1,035,667    $1,057,000      $452,006        $636,447        68,714      $ 333,000       $ 30,000
 and CEO
Richard W.           1993    $  238,244    $  163,500      $  8,684        $      0        10,100      $ 295,400       $  7,128
  Gochnauer          1992    $  225,498    $  168,700      $  6,119        $      0         7,400      $ 315,500       $  6,765
 Executive Vice      1991    $  205,436    $  151,000      $  5,565        $ 21,150         7,083      $ 128,300       $  6,322
President-
 General Manager,
 Laundry Division
of
 Consumer Products
Group
L. Gene Lemon        1993    $  346,833    $  265,300      $129,078        $      0        18,700      $ 437,600       $ 10,405
 Vice President      1992    $  326,000    $  249,400      $ 92,931        $      0        20,400      $       0       $  9,780
  and                1991    $  305,133    $  234,000      $ 81,016        $130,061        13,544      $  75,000       $  9,154
 General Counsel
Frederick J.         1993    $  288,000    $  188,100      $ 78,403        $      0        12,300      $ 312,100       $  6,866
  Martin             1992    $  275,000    $  225,200      $ 54,561        $      0        11,400      $ 362,300       $  6,866
 President of        1991    $  259,000    $  209,800      $ 47,089        $105,146        10,437      $ 246,000       $  7,208
Dobbs
 International
Services, Inc.
Andrew S. Patti      1993    $  367,653    $  281,300      $141,392        $      0        19,800      $ 619,300       $ 11,049
 President and COO   1992    $  346,890    $  291,900      $100,019        $      0        21,600      $ 568,600       $ 10,407
  of                 1991    $  326,374    $  274,600      $ 83,816        $138,366        14,414      $ 280,000       $  9,399
 Consumer Products
Group

- ---------------
1 Perquisites are less than $50,000 or 10% of the total of annual salary and bonus for each named executive officer; amounts shown represent a gross-up of the taxes due on the lapse of restrictions on restricted stock during 1993.

2 Dividends are paid on restricted stock and performance based stock at the same rate as paid to all stockholders. On December 31, 1993, the following persons held the following amounts of restricted stock and performance based stock, respectively, valued at then current market values: John W. Teets, 74,067 shares at $2,990,455 and 25,800 shares at $1,041,675; Richard W. Gochnauer, 1,298 shares at $52,407 and 1,900 shares at $76,713; L. Gene Lemon, 13,691 shares at $552,774 and 5,500 shares at $222,063; Frederick J. Martin, 10,351 shares at $417,922 and 3,700 shares at $149,388; and Andrew S. Patti, 14,755 shares at $595,733 and 7,500 shares at $302,813.

3 Amounts represent payments under the 401K Plan and the Supplemental TRIM Plan.

4 Includes payments under an employment agreement, as amended, expiring three years after notice by the Corporation of termination, providing for an annual salary of $1,187,000, effective September 1, 1993.

                              STOCK OPTION GRANTS

     The following table sets forth information on stock option grants to each of the five most highly compensated executive officers of the Corporation for 1993. The amounts shown for each executive officer as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options, which would result in stock prices of $64.75 and $103.10, respectively. The amounts shown as potential realizable values for all stockholders represent the corresponding increases in the market value of the 46,018,008 outstanding shares of the Corporation's Common Stock held by all stockholders as of January 1, 1994 at the 1993 year-end closing price of $40.375, which would total approximately $1.17 billion and $2.95 billion, respectively. THESE POTENTIAL REALIZABLE VALUES ARE BASED SOLELY ON ASSUMED RATES OF APPRECIATION REQUIRED BY APPLICABLE SEC REGULATIONS. ACTUAL GAINS, IF ANY, ON OPTION EXERCISES AND COMMON STOCKHOLDINGS ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE CORPORATION'S COMMON STOCK AND OVERALL STOCK MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE POTENTIAL REALIZABLE VALUES SHOWN IN THIS TABLE WILL BE ACHIEVED.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      Individual Grants
                    -----------------------------------------------------          Potential Realizable
                                      % of                                           Value at Assumed
                                      Total                                          Annual Rates of
                     Number of       Options                                     Stock Price Appreciation
                    Securities       Granted                                         for Option Term
                    Underlying         to         Exercise                    ------------------------------
                      Options       Employees      Price       Expiration          5%               10%
       Name         Granted(#)1     Last Year     ($/Share)       Date             ($)              ($)
- ------------------- -----------     ---------     --------     ----------     -------------    -------------
John W. Teets          93,600          9.75%      $ 39.750        2/17/03     $   2,340,000    $   5,929,560
Richard W.             10,100          1.05%      $ 39.750        2/17/03     $     252,500    $     639,835
  Gochnauer
L. Gene Lemon          18,700          1.95%      $ 39.750        2/17/03     $     467,500    $   1,184,645
Frederick J. Martin    12,300          1.28%      $ 39.750        2/17/03     $     307,500    $     779,205
Andrew S. Patti        19,800          2.06%      $ 39.750        2/17/03     $     495,000    $   1,254,330
ALL STOCKHOLDERS'      N/A            N/A           N/A           N/A         $1.17 BILLION    $2.95 BILLION
  STOCK PRICE
  APPRECIATION

- ---------------
1 The exercise prices are the fair market value of the Corporation's Common
  Stock on the grant date. Fifty percent of options are exercisable one year after grant and the balance are exercisable two years after grant; and each option contains the right to surrender the option for cash, which right is exercisable only during certain tender offers. The exercise price may be paid by delivery of already owned shares, and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

                AGGREGATED STOCK OPTION/SAR EXERCISES AND VALUES

     The following table sets forth information on aggregated stock option exercises for 1993, number of unexercised options at 1993 year-end (exercisable/unexercisable), and 1993 year-end values (exercisable/unexercisable) for each of the five most highly compensated executive officers of the Corporation. THE AMOUNTS SET FORTH IN THE TWO COLUMNS RELATING TO UNEXERCISED OPTIONS, UNLIKE THE AMOUNTS SET FORTH IN THE COLUMN HEADED "VALUE REALIZED," HAVE NOT BEEN, AND MIGHT NEVER BE, REALIZED. THE UNDERLYING OPTIONS MIGHT NOT BE EXERCISED; AND ACTUAL GAINS, IF ANY, ON EXERCISE WILL DEPEND ON THE VALUE OF THE CORPORATION'S COMMON STOCK ON THE DATE OF EXERCISE. THERE CAN BE NO ASSURANCE THAT THESE VALUES WILL BE REALIZED.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                              Number of
                                                              Securities
                                                              Underlying
                                                             Unexercised         Value of Unexercised
                              Shares                          Options at         In-the-Money Options
                             Acquired                         FY-End(#)              at FY-End($)
                                on           Value           Exercisable/            Exercisable/
           Name             Exercise(#)   Realized($)       Unexercisable           Unexercisable1
- --------------------------- ----------    -----------     ------------------    ----------------------
John W. Teets                  0               0           454,128   134,450    $5,971,318    $159,459
Richard W. Gochnauer           0               0            27,558    13,800    $  362,340    $ 14,950
L. Gene Lemon                  0               0            96,808    28,900    $1,220,801    $ 38,354
Frederick J. Martin            0               0            10,919    18,000    $   79,192    $ 22,013
Andrew S. Patti                0               0            54,431    30,600    $  537,401    $ 40,613

- ---------------
1 The closing price of the Corporation's Common Stock on December 31, 1993 was
  $40.375. The information shown reflects the value of options accumulated over periods of up to nine years.

             LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS

     The following table sets forth information on Performance Unit Incentive Plan grants and Performance Based Stock grants for 1993 and the performance period until payout and, for the Performance Unit Incentive Plan, the estimated ranges of the payout under the Plan, for each of the five most highly compensated executive officers of the Corporation:

                  LONG-TERM INCENTIVE PLAN AWARDS IN LAST YEAR

                                                                          Estimated Future Payouts
                                                Performance          Under Non-Stock Price Based Plans1
                                   Number         Period          -----------------------------------------
                                     of            Until          Threshold        Target          Maximum
            Name                   Units          Payout          (# Units)       (# Units)       (# Units)
- -----------------------------      ------       -----------       ---------       ---------       ---------
John W. Teets................      21,330         2 years           5,333           21,330          42,660
                                   25,8002        3 years
Richard W. Gochnauer.........       2,930         2 years             733            2,930           5,860
                                    1,9002        3 years
L. Gene Lemon................       5,550         2 years           1,388            5,550          11,100
                                    5,5002        3 years
Frederick J. Martin..........       3,940         2 years             985            3,940           7,880
                                    3,7002        3 years
Andrew S. Patti..............       5,880         2 years           1,470            5,880          11,760
                                    7,5002        3 years

- ---------------
1 The assumed value of the units awarded under the Performance Unit Incentive
  Plan is equal to $39.813 which was the price of the Corporation's Common Stock on the initial date of grant. The assumed value of the units for any payment of an award is based on the average price of the stock during the month following the performance period. The closing price of the Corporation's Common Stock on December 31, 1993 was $40.375. Payouts of awards are dependent upon achievement of return on equity and income targets which are established at the beginning of the performance period. The performance period is generally three years, however, in order to gain the timely approvals required to obtain the tax deductibility of these payouts, if achieved, the 1993-1995 performance period was later changed to a two-year period (1994-1995).

2 Performance Based Stock is earned only if performance targets are met relative to the two stock indices set forth in the Performance Graph below.

                 EXECUTIVE SEVERANCE AND EMPLOYMENT AGREEMENTS

     The Corporation has entered into executive severance agreements with Messrs. Teets, Lemon and another executive officer providing that if their employment terminates for any reason (other than because of death, disability, or normal retirement) within 18 months after a change in control of the Corporation, then they shall receive severance compensation. The maximum amounts the agreements provide for consist of a lump sum payment of three times such executive officer's highest salary, incentive plan payments and fringe benefits and also provide a tax gross-up feature, so that the executive officer does not have to pay excise taxes imposed by the Internal Revenue Code on payments made pursuant to the agreement. Benefits paid are reduced by other severance benefits paid by the Corporation, but shall not be offset by any other amounts. Such executive officer will also be credited with years of service equal to the greater of the number needed to assure vesting under the retirement plans or the number of year's salary paid under the severance plan.

     The Corporation has also entered into executive severance agreements with Messrs. Martin and Patti, which provide benefits similar to those in the agreements described above, except that if employment terminates involuntarily or the executive officer leaves for a good reason (as defined) the participant will receive three times such executive officer's salary, incentive payments and fringe benefits, and if employment terminates because the participant leaves voluntarily during the 30-day period following the first anniversary of the change in control, the participant will receive two times such compensation. Other executive officers receive similar benefits except some agreements provide that a maximum of two years of benefits are payable and only if the termination is involuntary.

     In addition to that shown in the Summary Compensation Table, another executive officer has entered into an employment agreement, as amended, with a subsidiary expiring December 31, 1994, providing for an annual salary of $217,300.

                                 PENSION PLANS

     The following table shows estimated annual retirement benefits payable to a covered participant who retires at age 65 or later for the years of service and remuneration level indicated, under The Dial Companies Retirement Income Plan and the schedule of the Supplemental Pension Plan which prevents the loss of pension benefits otherwise payable except for the limitations of Section 415 of the Internal Revenue Code. The remuneration covered by the Retirement Plan is annual salary and annual bonus, as reported in the summary compensation table above. The final remuneration will be calculated on the basis of the average of participant's last five years of covered remuneration prior to retirement.

                             PENSION PLAN TABLE1,2

                                Years of Service3
                 ------------------------------------------------
Remuneration        15          20           25           304
- ------------     --------    --------    ----------    ----------
125,000....        31,109      41,478        51,847        62,217
150,000....        37,671      50,228        62,785        75,342
175,000....        44,234      58,978        73,722        88,467
200,000....        50,796      67,728        84,660       101,592
225,000....        57,359      76,478        95,597       114,717
250,000....        63,921      85,228       106,535       127,842
300,000....        77,046     102,728       128,410       154,092
400,000....       103,296     137,728       172,160       206,592
500,000....       129,546     172,728       215,910       259,092
600,000....       155,796     207,728       259,660       311,592
700,000....       182,046     242,728       303,410       364,092
800,000....       208,296     277,728       347,160       416,592
900,000....       234,546     312,728       390,910       469,092

                                Years of Service3
                 ------------------------------------------------
Remuneration        15          20           25           304
- ------------     --------    --------    ----------    ----------
1,000,000..       260,796     347,728       434,660       521,592
1,100,000..       287,046     382,728       478,410       574,092
1,200,000..       313,296     417,728       522,160       626,592
1,300,000..       339,546     452,728       565,910       679,092
1,400,000..       365,796     487,728       609,660       731,592
1,500,000..       392,046     522,728       653,410       784,092
1,600,000..       418,296     557,728       697,160       836,592
1,700,000..       444,546     592,728       740,910       889,092
1,800,000..       470,796     627,728       784,660       941,592
1,900,000..       497,046     662,728       828,410       994,092
2,000,000..       523,296     697,728       872,160     1,046,592
2,100,000..       549,546     732,728       915,910     1,099,092
2,200,000..       575,796     767,728       959,660     1,151,592
2,300,000..       602,046     802,728     1,003,410     1,204,092
2,400,000..       628,296     837,728     1,047,160     1,256,592
2,500,000..       654,546     872,728     1,090,910     1,309,092
2,600,000..       680,796     907,728     1,134,660     1,361,592
2,700,000..       707,046     942,728     1,178,410     1,414,092

- ---------------
1 The Internal Revenue Code (Code), and the Employee Retirement Income Security
  Act (ERISA), limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, the Corporation has a supplemental plan which authorizes the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plan.

2 Benefits are computed on a single-life annuity basis. Such benefits reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce the amounts shown in the table.

3 The number of credited years of service for Messrs. Teets, Gochnauer, Lemon, Martin, and Patti, are 21, 3, 23, 15, and 25, respectively.

4 The Corporation's Retirement Income Plan limits the years of service credited for purposes of calculating benefits to a maximum of 30 years. Its Supplemental Pension Plan contains similar limits and further provides that pension benefits set forth in this column will be payable to designated executive officers who have completed twenty or more years of service and attained age 55, including Messrs. Teets and Lemon.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     This report was prepared by the Executive Compensation Committee of the Board of Directors. Under the Committee's direction, the Corporation has implemented an executive compensation strategy designed to enhance profitability and stockholder value. This strategy has served the stockholders of the Corporation for many years by motivating and rewarding executives for achieving the Corporation's goals.

EXECUTIVE COMPENSATION STRATEGY

     The Corporation's primary executive compensation strategy is to closely align the financial interests of senior managers with those of the stockholders. Specific objectives of executive compensation are:

     -  To maximize stockholder value.

     -  To attract and retain highly effective executive talent.

     -  To motivate executives to achieve the Corporation's key business goals.

     - To put a significant amount of pay at risk in keeping with the Corporation's pay-for-performance environment.

     -  To encourage ownership of the Corporation's common stock.

     To support these objectives, a significant portion of executive compensation is tied to achieving specific business goals that favorably impact the Corporation's stock price.

MANAGING COMPENSATION

     Each year the Committee conducts an in-depth review of the Corporation's executive compensation program. This review is based in part on a comprehensive study from a nationally recognized independent consulting firm. The consultant's report assesses the effectiveness of the compensation program in achieving the strategy and objectives established by the Committee. In addition, it provides a comparison relative to practices and costs typical among a group of companies in comparable industries among which the Corporation competes for executive talent. These comparator companies are included in the Standard & Poor's Composite-500 Stock Index used in the "Stockholder Return Performance Graph" shown on page 21, but not in the size comparable index shown in the performance graph. The compensation program for the Corporation's executive officers for 1993 was focused on performance based criteria and was designed by reference to target compensation packages of executive officers at approximately the 75th percentile of the comparator companies but such level of compensation would be earned only if aggressive performance criteria are achieved.

     The preceding Summary Compensation Table shows the overall levels of incentive compensation and the year-to-year variations which indicate the strong relationship between incentive compensation and performance.

COMPONENTS OF COMPENSATION

     Total compensation for the Corporation's executive officers includes:

     -  Base salary

     -  Annual and long-term incentives

     -  Benefits

     -  Perquisites

     A significant amount of compensation is tied to the attainment of corporate or subsidiary performance goals. For example, annual and long-term incentives at target comprise approximately 70% of the aggregate compensation package of executive officers. The Committee believes this reinforces the pay-for-performance commitment and encourages executive officers to focus on adding value to the Corporation.

     The Committee has directed management to take reasonable action necessary to maximize the tax deductibility of executive compensation. For instance, below in this Proxy Statement two incentive plans are being recommended to the stockholders for approval in order to comply with the provisions of Section 162(m) of the Internal Revenue Code.

BASE SALARY

     Each year the Committee evaluates the named executive officers' salaries based on performance during the prior period and competitive surveys of the Corporation's comparator companies provided by the Corporation's compensation consultants. Performance factors considered for the named executive officers, excluding Mr. Teets, are various aspects of personal qualities, communication skills, management leadership skills, strategic orientation and commitment to competitive advantage, with both objective and subjective judgments being made in the annual performance appraisal process. These executive officers received an average 5.6% increase in base salary.

     In Mr. Teets' case the Committee considered his employment agreement which requires an annual salary review but does not mandate any specific increase of salary, and increased his annual base salary, effective September 1, 1993, to $1.187 million, an increase of 4.9% over the prior period, reflecting an adjustment for an increase in the cost-of-living. In the case of the other named executive officers, their salaries were targeted at between the 50th and 75th percentile of the salaries of comparable executives at the Corporation's comparator companies and for 1993 such officers received increases bringing them, on average, to the 75th percentile of salaries at such companies.

ANNUAL INCENTIVES

     Executives are eligible for an annual bonus based on achieving corporate and business unit performance objectives established each year. The awards reflect the extent to which targets for the following goals are approached or exceeded:

     - Corporate level: Return on equity (weighted at 50%) and earnings per share from continuing operations (weighted at 50%).

     - Operating company level: Return on equity (weighted at 50%) and net income (weighted at 50% but subject to upward or downward adjustment depending on achievement of a cash flow measure).

     Individual target bonuses range from 10% to 60% of the executive's base salary, depending on the level of responsibility. Actual awards at the corporate level range from 0% to 170% of target, depending on achievement of corporate goals. Actual awards at the operating company level range from 0% to a maximum of 178.5% of target, depending on achievement of operating company goals and discretionary adjustment based on individual performance.

     For 1993, Mr. Teets earned an annual bonus of $1.173 million. The bonuses for Messrs. Teets and Lemon were based on the Corporation exceeding applicable return on equity and income targets and achieving two strategic goals for 1993 as set by this Committee. The two strategic goals, which increased the bonuses by 11%, were the completion of the Corporation's restructuring program, including the favorable sale of the Corporation's bus manufacturing and replacement parts businesses, and successful implementation of an acquisition program to replace the revenues and earnings of those businesses. The bonuses for the other executive officers were based on exceeding return on equity, income and cash flow targets for their respective units.

LONG-TERM INCENTIVES

     To accomplish the objectives of the executive compensation program and to discourage short-term actions inconsistent with longer-term improvement, the long-term incentive plans are designed to reward measurable performance and to build stock ownership among executive officers. Three long-term incentive vehicles (performance units, stock options, and performance stock) provide flexibility in delivering incentive pay.

     The Performance Unit Incentive Plan is intended to focus participants on the long-term interests of stockholders by tying incentive payments not only to the achievement of financial measures but also to common stock performance. The plan is offered to a limited group of key executives, including the executives whose compensation is detailed above.

     Awards are paid if, at the end of a two-to-five-year performance period, specific financial objectives are met. Targets are set by the Committee at the beginning of the performance period. At the corporate level, these goals are based on earnings per share and return on equity. For the operating companies, the goals are based on growth in operating income and return on equity.

     Performance unit grants are based on the Corporation's Common Stock price on the date of the grant and a multiple of salary determined by an independent consulting firm to reflect competitive practice of the comparator companies. Participant awards can be earned depending on the degree of achievement of two financial goals based on a matrix of 0% to 200% of the number of award units originally granted. Award payments depend on the stock price during the month following the performance period. Such maximum amount of award units will be earned if the maximum earnings and return on equity targets for the performance period are met. Proportionately fewer units are earned for less than maximum results. If average annual income or return on equity are below the threshold levels, no units are earned.

     At the corporate level, due to changes resulting from the spinoff of the financial and insurance business units in 1992, the 1991-1993 plan was canceled and replaced with a plan having a two-year performance period, 1992-1993.

     For 1993, Mr. Teets earned a long-term bonus of $1.715 million under this Plan. No bonus was paid under this Plan last year. This bonus for Mr. Teets and the bonuses of the other executive officers was based on exceeding the earnings per share or income and return on equity targets for the performance period.

     The Stock Incentive Plan provides a long-term incentive for a broader group of key employees.

     Stock options encourage and reward effective management that results in long-term financial success. Stock options are granted for 10 years with an exercise price at fair market value on the date of grant. Half the number of options granted can be exercised after one year and the other half after two years. Stock option grants are a part of the named executive officers' total compensation package, and the amounts granted are based on multiples of salaries based on competitive practices of the Corporation's comparator companies.

     Also in 1993, under the Stock Incentive Plan, the Committee awarded certain executive officers performance based stock for the purposes of focusing management's attention on value creation as measured by returns to stockholders, retaining the management team, and building stock ownership by executive officers in the Corporation's Common Stock. The stock awarded would be earned only if performance targets are met or exceeded, relative to the two indices shown on the performance graph below: the S&P 500 Index and the Corporation's size comparable index.

     In 1993, Mr. Teets received options to purchase 93,600 shares with an exercise price of $39.75 per share, and including the 1993 grant, at year end he held options to purchase 588,578 shares. In 1993 Mr. Teets also received a grant of performance based stock in the amount of 25,800 shares. He now owns 249,164 shares of the Corporation's Common Stock, including the 25,800 shares of performance based stock mentioned in the previous sentence, which will not be earned by Mr. Teets unless the performance targets are met.

     In determining the amounts of option grants and performance based stock awards, the Committee did not consider the amounts of options and restricted stock outstanding or previously granted to each employee; however, it did consider information on competitive practice in the comparator group in determining the amount of option grants and performance based stock awards made in 1993.

     Guidelines have been adopted encouraging officers and key executives to own a dollar amount of the Corporation's Common Stock equal to a multiple of their base pay, which is at risk in the market and not simply held under option. These multiples range from one and one-half to five times base pay, depending on the level of compensation of individuals within the group.

CONCLUSION

     The Committee believes that the 1993 grants of stock options and performance based stock, and short and long-term cash incentive plans have successfully focused the Corporation's senior management on building profitability and stockholder value. The grants are competitive with those offered at comparator companies. Through these programs, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and to stock price performance.

     In 1993, as in previous years, the overwhelming majority of the Corporation's executive compensation was at risk. The Committee intends to continue to link executive compensation to corporate performance and stockholder return.

                                       EXECUTIVE COMPENSATION COMMITTEE

                                       Dennis C. Stanfill, Chairman
                                       Judith K. Hofer
                                       Jack F. Reichert

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the Standard & Poor's (S&P) Composite-500 Stock Index and an index consisting of the ten S&P Composite-500 Stock Index companies which rank closest to the Corporation's market capitalization (five larger and five smaller) for the five-year period ended December 31, 1993. Over the past five-year period, the Corporation has restructured its lines of business to concentrate on consumer products and targeted services, and believes comparison of its last five years with any index of consumer products companies or a selected group of consumer products companies and services companies would not be meaningful because the Corporation was in transition throughout this period. The ten companies of comparable size consist of: five larger -- Maytag Corporation, Moore Corporation Limited, Owens-Corning Fiberglas Corporation, Cummins Engine Company, Inc., Bethlehem Steel Corporation; five smaller -- Worthington Industries, Inc., Parker-Hannifin Corporation, The New York Times Company, Liz Claiborne, Inc., and Northrop Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD                                             SIZE
    (FISCAL YEAR COVERED)            DIAL           S&P 500       COMPARABLES
1988                                     100.0           100.0           100.0
1989                                     111.1           131.6           102.0
1990                                      90.0           127.5            88.6
1991                                     173.7           166.2           114.6
1992                                     212.8           178.8           125.0
1993                                     210.3           196.8           136.8

                    APPROVAL OF A MANAGEMENT INCENTIVE PLAN
                     AND A PERFORMANCE UNIT INCENTIVE PLAN

     The Corporation's Board of Directors has unanimously approved, subject to the approval of stockholders, a Management Incentive Plan and a Performance Unit Incentive Plan ("the Plans") pursuant to which certain senior executives and managers of the Corporation and certain of its subsidiaries may be paid incentive awards.

     The Plans are similar to plans approved by the Board of Directors for many years, but due to the enactment of Section 162(m) of the Internal Revenue Code, the Plans must be approved by the Corporation's stockholders to qualify as "performance based" compensation plans so that all incentive payments earned thereunder will be deductible by the Corporation for federal income tax purposes.

     The Board of Directors recommends that the stockholders approve these Plans so that the senior executives and managers of the Corporation and its subsidiaries will continue to be provided an incentive to increase stockholder value and so that the Corporation will receive a Federal income tax deduction for all incentive payments earned thereunder.

     No payments will be made under these two Plans unless the Plans are approved by the stockholders. If the Plans are not approved by the stockholders, the Board will consider appropriate management incentive alternatives to accomplish the objectives of such plans.

MATERIAL FEATURES OF THE NEW MANAGEMENT INCENTIVE PLAN

     The Plan provides incentive compensation to the following groups:

     Employees who occupy a position in which they can significantly affect operating results as defined by the following criteria:

        for Corporation Staff: salary grade 25 and above, but not more than organization level four below the Chief Executive Officer; approximately 80 persons.

        for operating companies: annual base salary is not less than $49,000 or position not more than the third organizational level below the corporation Chief Executive Officer; approximately 220 persons.

                               NEW PLAN BENEFITS
                    THE DIAL CORP MANAGEMENT INCENTIVE PLAN1

                                 Name and Position                                     Value($)
- ------------------------------------------------------------------------------------  ----------
John W. Teets.......................................................................  $  712,200
  Chairman, President and Chief Executive Officer
Richard W. Gochnauer................................................................  $  100,006
  Executive Vice President-General Manager, Laundry Division of Consumer Products
  Group
L. Gene Lemon.......................................................................  $  162,225
  Vice President and General Counsel
Frederick J. Martin.................................................................  $  132,300
  President of Dobbs International Services, Inc.
Andrew S. Patti.....................................................................  $  171,908
  President and Chief Operating Officer of Consumer Products Group
Executive Officers as a Group (including the above).................................  $1,913,675
All Employees (including both of the above).........................................  $7,528,535

- ---------------
1 Under the Plan, the Board's Executive Compensation Committee (Committee) establishes annual performance targets relating to earnings per share and return on equity from continuing operations at the corporate level and return on equity and net income, subject to an upward or downward adjustment depending on achievement of a cash flow measure, at the subsidiary level. For each of these measures, the Committee defines a range of performance, from minimum to maximum, stated as a numerical rating. The maximum award that the Chairman and Chief Executive Officer could earn under the Plan would be 102% of his annual base salary. At current salary levels, the maximum amount that any participant could receive under the Plan would be $1,210,700. The above table sets forth potential values at 100% of target goal. The Plan may be amended or terminated by the Board of Directors at any time.

     The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal at the meeting will be necessary to approve the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

MATERIAL FEATURES OF THE PERFORMANCE UNIT INCENTIVE PLAN

     The Plan is designed to focus participants on the long-term interests of stockholders by tying incentive payments to Common Stock performance and specifically by (i) providing incentives for those key executives who contribute in a substantial measure to the successful performance of the Corporation or its affiliates; (ii) reinforcing corporate long-term financial goals; and (iii) providing competitive levels of long-term compensation for key executives. The Plan covers approximately 42 persons.

                               NEW PLAN BENEFITS1
                 THE DIAL CORP PERFORMANCE UNIT INCENTIVE PLAN

                                                                                           Number
                                                                                             of
                            Name and Position                               Value($)2      Units
- --------------------------------------------------------------------------  ----------     ------
John W. Teets.............................................................  $  890,400     22,260
  Chairman, President and Chief Executive Officer
Richard W. Gochnauer......................................................  $  137,600      3,440
  Executive Vice President-General Manager, Laundry Division of Consumer
  Products Group
L. Gene Lemon.............................................................  $  234,400      5,860
  Vice President and General Counsel
Frederick J. Martin.......................................................  $  161,600      4,040
  President of Dobbs International Services, Inc.
Andrew S. Patti...........................................................  $  248,400      6,210
  President and Chief Operating Officer of Consumer Products Group
Executive Officers as a group (including the above).......................  $2,368,000     59,200
All Employees (including both of the above)...............................  $4,444,800     51,920

- ---------------
1 Awards are made if, at the end of a three-year performance period (1994-1996), financial objectives are met. Targets are set by the Committee at the beginning of the performance period. At the corporate level, these targets are based on earnings per share and return on equity. For the operating companies, the targets are based on operating income and return on equity.

  Performance unit grants are based on the Corporation's Common Stock price on the date of the grant and are consistent with competitive practice. Award payments depend on the stock price during the month following the performance period. Depending upon performance, participant awards can range from 0% to 200% of the number of award units originally granted. Since the award payments depend on future stock prices, the maximum award is not determinable. The Plan may be amended or terminated by the Board of Directors at any time, provided that awards already granted shall not be invalidated without the consent of the participant.

2 This calculation was made using a performance achievement of 100% and a stock price of $40.375 (year-end stock price).

     The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal at the meeting will be necessary to approve the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The following resolution concerning the appointment of independent public accountants will be offered at the meeting:

     RESOLVED, that the appointment of Deloitte & Touche to audit the accounts of the Corporation and its subsidiaries for the fiscal year 1994 is hereby ratified and approved.

     Deloitte & Touche has audited the accounts of the Corporation and its subsidiaries for many years and has been appointed by the Board of Directors of the Corporation upon the recommendation of the Corporation's Audit Committee as the Corporation's independent public accountants for 1994. It is expected that a representative of Deloitte & Touche will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.

     Members of the Audit Committee of the Board of Directors, none of whom are employees of the Corporation, are James E. Cunningham, Chairman, Joe T. Ford, Jess Hay, and A. Thomas Young. John W. Teets, Chairman, President and Chief Executive Officer, attends the committee meetings ex officio.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1994.

           SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION

     From time to time stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be considered, proposals must be submitted on a timely basis. Proposals for the 1995 Annual Meeting of Stockholders must be received by the Corporation no later than December 2, 1994. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

     A copy of the Corporation's 1993 Annual Report on Form 10-K to the Securities and Exchange Commission may be obtained by stockholders upon written request to J. R. Farmer, Dial Tower, Phoenix, Arizona 85077-1424.

     In the event a stockholder wishes to propose a candidate for consideration by the Nominating Committee as a possible nominee for election as a director, or wishes to propose any other matter for consideration at the stockholder meeting, other than proposals covered by the first paragraph of this section, then written notice of such stockholder's intent to make such nomination or request such other action must be given to the Secretary of the Corporation, The Dial Corp, Dial Tower, Phoenix, Arizona 85077-2427 pursuant to certain procedures set out in the Corporation's Bylaws, a copy of which is available upon request from the Secretary of the Corporation. The chairman of the stockholder meeting may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedure.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                             By Order of the Board of Directors

                                                    FREDERICK G. EMERSON
                                                Vice President and Secretary

                                                     THE DIAL CORP



                                         ---------------------------------------
                                                        NOTICE OF
                                                     ANNUAL MEETING
                                                           AND
                                                     PROXY STATEMENT

                                         ---------------------------------------

                                             ANNUAL MEETING OF STOCKHOLDERS
                                                      MAY 10, 1994

                                 THE DIAL CORP
                           MANAGEMENT INCENTIVE PLAN

I.   PURPOSE:

     The purpose of The Dial Corp Management Incentive Plan (Plan) is to provide key executives of The Dial Corp and its subsidiaries with an incentive to achieve goals as set forth under this Plan for each calendar year (Plan Year) for their respective companies and to provide effective management and leadership to that end.

II.  PHILOSOPHY:

     The Plan will provide key executives incentive bonuses based upon appropriately weighted pre-defined net income, net capital employed or other cash flow measure (in the case of subsidiaries), and return on actual or pro forma equity or similar measures of performance.

III. SUBSIDIARIES, SUBSIDIARY GROUPS, AND DIVISIONS:

     A. Each subsidiary, subsidiary group, line of business or division listed below is a "Company" for the purposes of this Plan:

          Name of Company

          Aircraft Service International group
          Brewster Transport Company Limited
          Consumer Products group
            Food Division
            Household Division
            International Division
            Laundry Division
            Soap Division
          Crystal Holidays, Limited
          Dobbs International Services, Inc. group
          Exhibitgroup, Inc.
          Greyhound Exposition Services, Inc. group*
          Greyhound Leisure Services, Inc. group
          Greyhound Lines of Canada Ltd.
          Jetsave Inc. group
          Premier Cruise Lines, Inc.
          Restaura, Inc. group
          Travelers Express Company, Inc. group

          The Dial Corp may, by action of its Board of Directors, add or remove business units on the list of participant companies from time to time.

          *For purposes of group and Corporate accruals only.

B.   PERFORMANCE GOALS:

     1.   BASE EARNINGS:

          A realistic "base earnings" target for the plan year for each Company will be recommended by the Chief Executive Officer of The Dial Corp to the Executive Compensation Committee of The Dial Corp Board of Directors (Committee) for approval taking into account historical income, plan year financial plan income (on the same basis as determined below), overall corporate objectives, and, if appropriate, other circumstances.

          Income for subsidiary base earnings determination and for calculating the bonus pool of each Company shall mean net income (after deducting charges against income for all incentives earned, including those earned under this Plan) adjusted to appropriately exclude the effects of gains and losses from the sale or other disposition of capital assets other than equipment utilized in rental or leasing operations and vehicles. Further, there will be a deduction from (addition to) actual net income for the amount by which a Company's excess of 90-day and over receivables over its allowance for doubtful accounts has increased (decreased) during the year.

          Special treatment of any other significant unusual or non-recurring items (for purposes of base earnings and/or return on equity and/or net capital employed or other cash flow calculations) arising after a subsidiary's targets are set may be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval, including, for example, appropriate adjustment of base earnings and/or return on equity and/or net capital employed targets to reflect planned effects of an acquisition approved after targets are set. Other examples include extraordinary items, effects of a change in accounting principles or a change in federal income tax rates. In certain extreme cases, unplanned effects of major litigation, remediation of environmental matters, significant uninsured losses or a significant restructuring, or the bankruptcy of a major vendor or customer are further examples of the types of items which could be (but are not required to be) considered for possible special treatment.

     2. RETURN ON THE DIAL CORP PRO FORMA EQUITY (Except Travelers Express Company, Inc. group):

          A return on equity calculation for each Company will be made by dividing each year's net earnings after tax by the average quarterly (beginning of year and each quarter- end, including year-end) pro forma equity. For purposes of this calculation, pro forma equity shall be deemed to be 65% of the sum of each Company's actual equity plus its debt, including intercompany accounts payable less intercompany accounts receivable (net capital employed) and net income shall be adjusted (1) to exclude 65% of intercompany interest income and (2) to deduct (or add) 65% of the pro forma interest, calculated at 8% per annum, on the excess (or deficiency) of 35% of the average beginning and ending balance of net capital employed over the average beginning and ending balance of outstanding debt (pro forma additional or excess debt), so that each Company's return on equity is based on a pro forma 65% equity and 35% debt structure (equivalent to a debt/equity ratio of .54 to 1 or a debt/capital ratio of 35%) for the net capital employed by it. A realistic return on equity target for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp for approval to the Committee, taking into account historical return on equity data, plan year financial plan return on equity (on the same basis as previously described), overall corporate objectives, and, where appropriate, other circumstances.

     3.   RETURN ON THE DIAL CORP EQUITY (Travelers Express Company, Inc.
          group):

          A return on equity calculation for the Travelers Express Company, Inc. group will be made by dividing each year's net income after taxes by the average quarterly (beginning of year and each quarter-end, including year-end) equity. A realistic return on equity target for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp for approval to the Committee, taking into account historical return on equity data, plan year financial plan return on equity (on the same basis as previously described), overall corporate objectives, and, where appropriate, other circumstances.

     4.   NET CAPITAL EMPLOYED (or other cash flow measure):

          Realistic monthly net capital employed (as defined in [2] above) targets for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp for approval to the Committee, taking into account planned capital expenditures and working capital levels, overall corporate objectives, and, where appropriate, other circumstances. The effects of any major unplanned sale of assets, acquisition, or capital expenditures will be considered on an individual basis in determining performance as compared to target.

     5.   ESTABLISHING TARGETS:

          The actual targets for base earnings, return on equity and net capital employed will be established by the Committee after receiving the recommendations of the Chief Executive Officer of The Dial Corp.

C.   PARTICIPANT ELIGIBILITY:

     The Committee will select the Executive Officers as defined under Section 16b of the Securities Exchange Act eligible for participation prior to the beginning of the year. Other personnel will be eligible for participation as designated by each

     Company President or Chief Executive Officer and recommended to the Chief Executive Officer of The Dial Corp for approval, limited only to those executives who occupy a position in which they can significantly affect operating results as pre-defined by appropriate and consistent criteria, i.e., base salary not less than $49,000 per year, or base salary not less than 50% of the Company's Chief Executive Officer, or position not more than the third organizational level below the Company Chief Executive Officer or another applicable criteria.

     NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the Company President or Chief Executive Officer, and approved by the Chief Executive Officer of The Dial Corp.

D.   TARGET BONUSES:

     Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters prior to the beginning of the Plan Year and will be expressed as a percentage of salary. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of The Dial Corp.

     Actual bonus awards will be dependent on Company performance versus the targets established prior to the beginning of the year. A threshold performance will be required before any bonus award is earned. Awards will also be capped when stretch performance levels are achieved.


                                                 As a Percentage of Salary
          Subsidiary Positions                 Threshold**    Target       Cap***
     ----------------------------------------------------------------------------
     Chief Executive Officer/President *          22.5%         45%         76.5%
                                                  20.0%         40%         68.0%

     Executive Vice President, Senior Vice        20.0%         40%         68.0%
     President, and Other Operating Executives

     Vice Presidents *                            17.5%         35%         59.5%
                                                  15.0%         30%         51.0%

     Key Management Reporting to Officers *       12.5%         25%         42.5%
                                                  10.0%         20%         34.0%

     Staff Professionals *                         7.5%         15%         25.5%
                                                   5.0%         10%         17.0%
     ----------------------------------------------------------------------------

     * Target Bonus, as determined by the Committee, is dependent upon organizational reporting relationships.
     ** Reflects minimum achievement of both performance targets. Threshold could be one-half of this amount if minimum achievement of only one performance target is met.
     *** Cap could be up to 105% of amounts shown if net capital employed (or other cash flow measure) targets are achieved.

E.   BONUS POOL TARGET:

     1. The "Bonus Pool Target" will be initially established prior to the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all designated participants in each Company based upon actual Plan Year salaries, as outlined in paragraph D above, plus 15% for Special Achievement Awards.

     2.   The bonus pool will accrue ratably such that

          a)   on 50% of the sum of target bonuses:

               i) no bonus will be earned if less than 80% of the base earnings target is achieved;

               ii) 50% to 100% will be earned if 80% to 100% of the base earnings target is achieved;

               iii) 100% to 170% will be earned if 100% to 120% of the base earnings target is achieved; and

               iv) the bonus pool earned shall be subject to a further calculation whereby 90%, 95%, 100%, 105%, or 110% of such base earnings bonus pool otherwise accruable will be the final bonus pool hereunder, depending on the average of the twelve months' achievement against net capital employed (or other cash flow) targets.

          b)   on 50% of the sum of target bonuses:

               i) no bonus will be earned if less than 80% of the return on equity target is achieved;

               ii) 50% to 100% will be earned if 80% to 100% of the return on equity target is achieved; and

               iii) 100% to 170% will be earned if 100% to 120% of the return on equity target is achieved.

          c)   Notwithstanding 2. a) i), ii), and iii); and b) i), ii), and
               iii); of this paragraph E, the ratable accrual of either or both targets may be established for threshold within the range of above 80% up to and including 95% and for maximum within the range of below 120% down to 110%, for certain subsidiaries of this Company as may be designated by the Committee after considering the recommendations of the Chief Executive Officer of The Dial Corp.

     3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

  F.   INDIVIDUAL BONUS AWARDS:

     1. Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph E above times the individual's actual base salary earnings during the Plan Year, subject to adjustments as follows:

          a) discretionary upward or downward adjustment of formula bonus awards by the Committee after considering the recommendation of the Company President or Chief Executive Officer with the approval of the Chief Executive Officer of The Dial Corp, and

          b) discretionary downward adjustment of awards by the Committee for those executive officers affected by Section 162(m) of the Internal Revenue Code, and

          c) no individual award may exceed the individual's capped target award and the aggregate recommended bonuses may not exceed the bonus pool accrued for other than Special Achievement Awards.

     2. Bonuses awarded to the participating management staff of subsidiary groups may be paid from funds accrued based upon the bonus pool target for such participants times the weighted average performance of the Companies in the subsidiary group, subject to adjustments as above.

IV.  THE DIAL CORP CORPORATE STAFF:

  A. PERFORMANCE GOALS:

     1.   BASE EARNINGS PER SHARE:

          A realistic "base earnings per share" from continuing operations target for The Dial Corp will be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval after considering historical earnings per share from continuing operations, plan year financial plan income, overall corporate objectives, and, if appropriate, other circumstances.

          Special treatment of any significant unusual or non-recurring items (for purposes of base earnings per share and/or return on equity calculations) arising after targets are set for Corporate staff may be recommended by the Chief Executive Officer of The Dial Corp for approval by the Committee, including appropriate adjustment of base earnings per share and/or return on equity targets to reflect planned effects of a major acquisition or change in capital structure approved after targets are set.

          Other examples include extraordinary items, one time gains or losses arising from discontinued operations, effects of a change in accounting principles or a change in federal income tax rates. Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of effect on continuing operations results. Generally, restructuring charges, gain or loss on sale of a smaller subsidiary, or other one-time income or loss items mentioned in the subsidiary section would not be considered for special treatment for corporate staff, as the corporate mission is to successfully manage the effects of such items.

     2.   RETURN ON COMMON STOCKHOLDERS' EQUITY:

          A return on common stockholders' equity calculation will be made by dividing each year's net income (after taxes) from continuing operations, less preferred stock dividend requirements, by the monthly average of common stockholders' equity (return on common equity). Consideration will be given to any known or anticipated changes in equity structure and appropriate industry averages, and a realistic return on common stockholders' equity target for the Plan Year will be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval, taking into account historical return on common stockholders' equity data, Plan Year financial plan return on common stockholders' equity (on the same basis as previously described), overall corporate objectives, and, if appropriate, other circumstances.

B.   PARTICIPANT ELIGIBILITY:

     The Committee will select the Executive Officers as defined under Section 16b of the Securities Exchange Act eligible for participation prior to the beginning of the year. Other personnel will be eligible for participation as recommended by the appropriate staff Vice President and as approved by the Chief Executive Officer of The Dial Corp, limited only to those executives who occupy a position in which they can significantly affect operating results as defined by the following criteria:

     a)   Salary grade 25 and above; and

     b)   Not more than Organizational Level Four below the Chief Executive
          Officer.

     NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the appropriate Vice President and approved by the Chief Executive Officer of The Dial Corp.

C.   TARGET BONUSES:

     Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters prior to the beginning of the Plan Year and will be expressed as a percentage of salary. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of The Dial Corp.

     Actual bonus awards will be dependent on Company performance versus the targets established prior to the beginning of the year. A threshold performance will be required before any bonus award is earned. Awards also will be capped when stretch performance levels are achieved.


                                                          As a Percentage of Salary
          Corporate Positions                          Threshold**    Target        Cap
     -----------------------------------------------------------------------------------
     Chairman, President & Chief Executive               30.00%        60%        102.0%
     Officer

     Senior Advisory Group                               22.50%        45%         76.5%

     Corporate Staff Officers                            20.00%        40%         68.0%

     Staff Directors *                                   17.50%        35%         59.5%
                                                         15.00%        30%         51.0%
                                                         12.50%        25%         42.5%
                                                         10.00%        20%         34.0%

     Staff Professionals *                                7.50%        15%         25.5%
                                                          5.00%        10%         17.0%
     -----------------------------------------------------------------------------------

     * Target Bonus, as determined by the Committee, is dependent upon Organizational Reporting Relationships.
     ** Reflects minimum of achievement of both performance targets. Threshold could be one-half of this amount if minimum achievement of only one performance target is met.

D.   BONUS POOL TARGET

     1. The "Bonus Pool Target" will be established prior to the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all qualified participants based upon actual Plan Year base salaries, as outlined in paragraph C above, plus 15% for Special Achievement Awards.

     2.   The bonus pool will accrue ratably such that

          a)   on 50% of the sum of the target bonuses:

               i) no bonus will be earned if less than 80% of earnings per share target is achieved;

               ii) 50% to 100% will be earned if 80% to 100% of earnings per share target is achieved; and

               iii) 100% to 170% will be earned if 100% to 120% of earnings per share target is achieved.

          b)   on 50% of the sum of target bonuses:

               i) no bonus will be earned if less than 80% of the return on equity target is achieved;

               ii) 50% to 100% will be earned if 80% to 100% of the return on equity target is achieved; and

               iii) 100% to 170% will be earned if 100% to 120% of the return on equity target is achieved

          provided no less than an amount equal to 12.5% of the actual bonus accruals earned under section III of this Plan or any spin-off Line of Business Incentive Plan established after 1984, for participants under section III herein will be earned hereunder, up to an aggregate maximum of 170% of Bonus Pool Target and transferred by the companies covered in section III, herein, to The Dial Corp. For purposes of this determination only, the 170% (plus up to 8.5% upward cash flow adjustment) upper limit shall not apply on such actual bonus accrual calculations for subsidiaries, subsidiary groups and divisions.

          c) Notwithstanding 2. a)i),ii) and iii); and b)i),ii), and iii); of this paragraph D, the ratable accrual of either or both targets may be established for threshold within the range of 80% up to and including 95% and for maximum within the range of below 120% down to 105% as may be designated by the Committee.

     3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

E.   INDIVIDUAL BONUS AWARDS:

     Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph D above times the individual's actual Plan Year base salary earnings, subject to adjustments as follows:

          a) discretionary upward or downward adjustment of formula awards by the Committee after considering the recommendations of the Chief Executive Officer of The Dial Corp,

          b) discretionary downward adjustment of awards by the Committee for those Executive Officers affected by Section 162(m) of the Internal Revenue Code, and

          c) no individual award may exceed the individual's capped target award and the aggregate recommended bonuses may not exceed the bonus pool accrued for other than Special Achievement Awards.

V.    SPECIAL ACHIEVEMENT AWARDS:

      Special bonuses of up to 15% of base salary for exceptional performance to exempt employees who are not participants in this Plan, including newly hired employees, may be recommended at the discretion of the Chief Executive Officer to the Committee from the separate funds for discretionary awards provided for under paragraphs III E and IV D.
      Special Achievement Awards may be granted to participants in exceptional cases from any funds accrued under this Plan, as recommended by the Chief Executive Officer to the Committee for approval.

VI.   APPROVAL AND DISTRIBUTION:

      The individual incentive bonus amounts and the terms of payment thereof will be fixed following the close of the Plan Year by the Committee.
      Any award made under this Plan is subject to the approval of this Plan by the stockholders of The Dial Corp.

VII.  COMPENSATION ADVISORY COMMITTEE:

      The Compensation Advisory Committee is appointed by the Chief Executive Officer of The Dial Corp to assist the Committee in the implementation and administration of this Plan. The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

VIII. SPECIAL COMPENSATION STATUS:

      All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of The Dial Corp.
      Participants in this Plan shall not be eligible for any contractual or other short-term (sales, productivity, etc.) incentive plan except in those cases where participation is weighted between this Plan and any such other short-term incentive plan.

IX.   DEFERRALS:

      Participants subject to taxation of income by the United States may submit to the Committee, prior to November 15 of the year in which the bonus is being earned a written request that all or a portion, but not less than $1,000, of their bonus awards to be determined, if any, be irrevocably deferred substantially in accordance with the terms and conditions of a deferred compensation plan approved by the Board of Directors of The Dial Corp or, if applicable, one of its subsidiaries. Participants subject to taxation of income by other jurisdictions may submit to the Committee a written request that all or a portion of their bonus awards be deferred in accordance with the terms and conditions of a plan which is adopted by the Board of Directors of a participant's Company. Upon the receipt of any such request, the Committee thereunder shall determine whether such request should be honored in whole or in part and shall forthwith advise each participant of its determination on such request.

X.   PLAN TERMINATION:

     This Plan shall continue in effect until such time as it may be canceled or otherwise terminated by action of the Board of Directors of The Dial Corp and will not become effective with respect to any Company unless and until its Board of Directors adopts a specific plan for such Company. While it is contemplated that incentive awards from the Plan will be made, the Board of Directors of The Dial Corp, or any other Company hereunder, may terminate, amend, alter, or modify this Plan at any time and from time to time. Participation in the Plan shall create no right to participate in any future year's Plan.

XI.  EMPLOYEE RIGHTS:

     No participant in this Plan shall be deemed to have a right to any part or share of this Plan. This Plan does not create for any employee or participant any right to be retained in service by any Company, nor affect the right of any such Company to discharge any employee or participant from employment. Except as provided for in administrative guidelines, a participant who is not an employee of The Dial Corp or one of its subsidiaries on the date bonuses are paid will not receive a bonus payment.

                                 THE DIAL CORP

                        PERFORMANCE UNIT INCENTIVE PLAN


1.   PURPOSE:

The purpose of the Plan is to promote the long-term interests of the Corporation and its shareholders by providing a means for attracting and retaining designated key executives of the Corporation and its Affiliates through a system of cash rewards for the accomplishment of long-term predefined objectives.

2.   DEFINITIONS:

The following definitions are applicable to the Plan:

     "Affiliate" - Any "Parent Corporation" or "Subsidiary Corporation" of the Corporation as such terms are defined in Section 425(e) and (f), or the successor provisions, if any, respectively, of the Code (as defined herein).

     "Award" - The grant by the Committee of a Performance Unit or Units as provided in the Plan.

     "Board" - The Board of Directors of The Dial Corp.

     "Code" - The Internal Revenue Code of 1986, as amended, or its successor general income tax law of the United States.

     "Committee" - The Executive Compensation Committee of the Board.

     "Corporation" - The Dial Corp.

     "Participant" - Any executive of the Corporation or any of its Affiliates who is selected by the Committee to receive an Award.

     "Performance Period" - The period of time selected by the Committee for the purpose of determining performance goals and measuring the degree of accomplishment. Generally, the Performance Period will be a period of three successive fiscal years of the Corporation.

     "Performance Unit Award" - An Award.

     "Plan" - The Performance Unit Incentive Plan of the Corporation.

     "Unit" - The basis for any Award under the Plan.

3.   ADMINISTRATION:

The Plan shall be administered by the Committee. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Units to be subject to Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the targets that must be achieved in order for the Awards to be payable and the other terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4.   PERFORMANCE GOALS:

The Performance Unit Incentive Plan is intended to provide Participants with a substantial incentive to achieve or surpass two pre-defined long-range financial goals which have been selected because they are key factors (goals) in increasing shareholder value. One of the key goals for Corporate and Subsidiary Participants is Average Three-Year Return on Equity, utilizing a pro forma return on equity calculation for subsidiaries (other than Travelers Express) which effectively adjusts each to the overall financial objective of a capital structure of 35% debt and 65% equity.

The second goal for each Subsidiary Participant principally emphasizes Average Three-Year Real Earnings Growth. The targets for this goal will take several different forms in recognition of the need to tailor the target to the most important factors for the unit (as well as to overall corporate objectives). For example, while operating income is normally the best indicator of earnings growth, the target will be based on net income when tax-exempt income
(Travelers Express) or income from equity in joint ventures (Dobbs International, GLSI) come into play, as operating income would not give the full picture in such circumstances. Goals for subsidiaries should be meaningful, easily understood and consistent with the overall objectives.

The second goal for Corporate Participants also emphasizes Average Three-Year Real Earnings Growth but the target will be based on earnings per share, the most appropriate measure in increasing shareholder value.

5.   DETERMINATION OF TARGETS:

A. Average Three-Year Subsidiary Pro Forma Return on Equity (Except Travelers Express Company, Inc., group)

A Return on Equity calculation for each Subsidiary Company except Travelers Express will be made by dividing each year's net earnings after tax by the average quarterly (beginning of year and each quarter-end, including year-end) pro forma equity. For purposes of this calculation, pro forma equity shall be deemed to be 65% of the sum of each Subsidiary Company's actual equity plus its debt, including intercompany accounts payable less intercompany accounts receivable (net capital employed). Net income shall be adjusted (1) to exclude the after-tax effect of intercompany interest expense and the after-tax effect of intercompany interest income and (2) to deduct the after-tax effect of the pro forma interest, calculated at 8% per annum, on the excess of 35% of the average beginning and ending balance of net capital employed over the average beginning and ending balance of net capital employed over the average beginning and ending balance of outstanding debt (pro forma debt), so that each company's Return on Equity is based on a pro forma 65% equity and 35% debt structure for the net capital employed by it. In all cases, the after-tax calculations are to be made using the statutory federal income tax rate applicable to such year. In establishing a realistic weighted average annual Return on Equity target for the Performance Period, consideration will be given to industry averages whenever known as well as the Performance Period Financial Plan year-by-year Return on Equity (on the same basis as previously described), overall Corporate objectives and, where appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

B.   Average Three-Year Return on Equity (Travelers Express)

A Return on Equity calculation for Travelers Express will be made by dividing each year's net income after taxes by the average quarterly (beginning of year and each quarter-end, including year-end) equity. Consideration will then be given to any known or anticipated changes in equity structure and available industry averages, and a realistic weighted average annual Return on Equity target for the three-year Performance Period will be established, taking into account all factors mentioned as well as the three-year Performance Period Financial Plan year-by-year Return on Equity (on the same basis as previously described), overall Corporate objectives and, where appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

C.   Average Three-Year Dial Return on Common Stockholders' Equity

A return on common stockholders' equity calculation will be made for The Dial Corp by dividing each year's net income after taxes less preferred dividend requirements by the year's monthly average of common stockholders' equity (return on common equity). Consideration will then be given to any known or anticipated changes in equity structure and to appropriate industry averages, and a realistic weighted average annual Return on Equity target for the three-year Performance Period will be established taking into account all factors mentioned as well as the three-year Performance Period Financial Plan year-by-year return on equity (on the same basis as previously described), overall Corporate objectives and, where appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

D.   Average Three-Year Subsidiary Earnings Growth

A realistic average three-year earnings target for the Performance Period for each Subsidiary Company will be established taking into account historical income, financial plan income for the Performance Period, overall Corporate objectives, and if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

E.   Average Three-Year Dial Earnings Per Share Growth

A realistic "Earnings Per Share" from continuing operations target for The Dial Corp will be established after considering historical earnings per share from continuing operations, financial plan income for the Performance Period, overall Corporate objectives and, if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

The appropriate targets and the Performance Period to be used as a basis for the measurement of performance for Awards under the Plan will be determined by the Committee after giving consideration to the recommendations of the Chief Executive Officer of The Dial Corp. Performance Units will be earned based upon the degree of achievement of the pre-defined targets over the Performance Period following the date of grant. Earned Units can range, based on operating company performance using an award matrix, from 0% to 200% of the target Units.

6.   OTHER PLAN PROVISIONS

Special treatment of any significant unusual or non-recurring items (for purposes of earnings and/or Return on Equity calculation) arising after targets are set may be recommended by the Chief Executive Officer of The Dial Corp to the Committee for approval including revision to either or both targets in the event of any significant acquisition or divestiture made during the Performance Period to give effect, as appropriate, to planned effects of such acquisition or divestiture during the Performance Period. Other examples include extraordinary items, gains or losses arising from discontinued operations, effects of a change in accounting principles or a change in federal income tax rates. Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of effect on continuing operations results.

For subsidiaries, in certain extreme cases, unplanned effects of major litigation, remediation of environmental matters, significant uninsured losses, a significant restructuring or the bankruptcy of a major vendor or customer are further examples of the types of items which could be (but are not required to
be) considered by the Chief Executive Officer of The Dial Corp for recommendation to the Committee for possible special treatment.

Conversely, the general rule for Corporate measurements is that restructuring charges affecting years after 1992, gain or loss on sale of a smaller subsidiary or other one-time income or loss items mentioned above regarding subsidiaries would not be considered for special treatment as the Corporate mission is to successfully manage the effects of such items.

Incentives to be paid under this plan must be provided out of corporation's earnings during the Performance Period (generally in the third year, when the amounts to be paid can be reasonably estimated). Goals must be achieved after deducting from actual results all incentive compensation applicable to such performance periods, including those incentives earned under this plan.

7.   AWARD MATRIX

The range of values for the Corporation's or a Subsidiary Company's performance is set at a minimum of 80% of target for threshold and capped at 120% of the target. Targets may be established for threshold within the range of above 80% up to and including 95% and for maximum within the range of below 120% down to 105% for certain Subsidiary Companies. The Return on Equity target and range of values will be entered on the vertical axis of the appropriate Performance Unit Award Matrix. The weighted average annual Return on Equity target for the Performance Period will represent a meaningful improvement over average historical returns except in extremely unusual circumstances. Actual weighted average annual Return on Equity performance for each Participant will be determined at the end of the three-year Performance Period based on the appropriate definition set forth above. Similarly, the average three-year Real Earning Growth target and range of values will be entered on the horizontal axis of the Performance Unit Award Matrix, and actual results will be determined at the end of the three-year Performance Period based on the appropriate definition.

Performance Units will be earned based upon the degree of achievement of the pre-defined goals using the Performance Unit Award Matrix.

PERFORMANCE UNIT AWARD MATRIX:


            Percent
           of Award
            Earned
Return       100%       125%       150%       175%       200%
on            75%       100%       125%       150%       175%
Equity        50%        75%       100%       125%       150%
              25%        50%        75%       100%       125%
              0%         25%        50%        75%       100%

                           Improvement in Net Income


8.   PARTICIPANT ELIGIBILITY:

Personnel will be eligible for participation as recommended by The Dial Corp Chief Executive Officer for approval by the Committee prior to the beginning of each new Performance Period during the life of the Plan, limited only to those key executives who contribute in a substantial measure to the successful performance of the Corporation or its Affiliates. The Chief Executive Officer will recommend for approval by the Committee which Affiliates among its Affiliates should be included in the Plan.

9.   AWARD DETERMINATION:

The number of Units to be awarded will be determined, generally, by multiplying a factor times the Participant's annual base salary in effect at the time the Award is granted and dividing the result by the average of the high and low of the Corporation's Common Stock on the date of approval of the grant by the Committee. The Award factor will be recommended by the Chief

Executive Officer of The Dial Corp for approval by the Committee annually prior to the beginning of each new performance period. The Committee may adjust the number of Units awarded in its discretion.

10.  GENERAL TERMS AND CONDITIONS:

The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Units and to provide the terms and conditions (which need not be identical among Participants) thereof. Without limiting the generality of the foregoing, the Committee may specify a Performance Period of not less than two years or not more than five years, rather than the three-year Performance Period provided for above, and such time period will be subsitututed as appropriate to properly effect the specified Performance Period. No Participant or any person claiming under or through such person shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all the terms, conditions, and provisions of the Plan and its approved administrative requirements that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan or its Administrative Guidelines shall (i) require the Corporation to segregate cash or other property on behalf of any Participant or (ii) affect the rights and power of the Corporation or its Affiliates to dismiss and/or discharge any Participant at any time.

11.  PAYMENT OF AWARDS:

          (a) Performance Unit Awards which may become payable under this Plan shall be calculated as determined by the Committee but any resulting Performance Unit Award payable shall be subject to the following calculation: each Unit payable shall be multiplied by the average of the daily means of the market prices of the Corporation's Common Stock during the month following the Performance Period. Performance Unit Awards earned will be determined as of the third Thursday of February following the close of the Performance Period and distribution of the Award will be made within ninety (90) days following the close of the Performance Period. Awards will be subject to discretionary downward adjustment, for those executive officers affected by Section 162(m) of the Internal Revenue Code, by the Committee.

          (b) Performance Unit Awards granted under this Plan shall be payable during the lifetime of the Participant to whom such Award was granted only to such Participant; and, except as provided in (d) and (e) of this Section 7, no such Award will be payable unless at the time of payment such Participant is an employee of and has continuously since the grant thereof been an employee of, the Corporation or an Affiliate. Neither absence on leave, if approved by the Corporation, nor any transfer of employment between Affiliates or between an Affiliate and the Corporation shall be considered an interruption or termination of employment for purposes of this Plan.

          (c) Prior to the expiration of the Performance Period, all Participants will be provided an irrevocable option to defer all or a portion of any earned Performance Unit Award, if there be one, but not less than $1,000, in written form as prescribed by the Board under the provisions of a deferred compensation plan for executives of the Corporation and its Affiliates, if one be adopted.

          (d) If a Participant to whom a Performance Unit Award was granted shall cease to be employed by the Corporation or its Affiliate for any reason (other than death, disability, or retirement) prior to the completion of any applicable Performance Period, said Performance Unit Award will be withdrawn and subsequent payment in any form at any time will not be made.

          (e) If a Participant to whom a Performance Unit Award was granted shall cease to be employed by the Corporation or its Affiliate due to early, normal, or deferred retirement, or in the event of the death or disability of the Participant, during the Performance Period stipulated in the Performance Unit Award, such Award shall be prorated for the period of time from date of grant to date of retirement, disability or death, as applicable, and become payable within ninety (90) days following the close of the Performance Period to the Participant or the person to whom interest therein is transferred by will or by the laws of descent and distribution. Performance Unit Awards shall be determined at the same time and in the same manner (except for applicable proration) as described in
          Section 11(a).

          (f) There shall be deducted from all payment of Awards any taxes required to be withheld by any Federal, State, or local government and paid over to any such government in respect to any such payment.

12.  ASSIGNMENTS AND TRANSFERS:

No Award to any Participant under the provisions of the Plan may be assigned, transferred, or otherwise encumbered except, in the event of death of a Participant, by will or the laws of descent and distribution.

13.  AMENDMENT OR TERMINATION:

The Board may amend, suspend, or terminate the Plan or any portion thereof at any time provided, however, that no such amendment, suspension, or termination shall invalidate the Awards already made to any Participant pursuant to the Plan, without his consent.

14.  EFFECTIVE DATE AND TERM OF PLAN:

The Plan shall be effective January 1, 1994, provided however, that any Award made under this Plan is subject to the approval of this Plan by the stockholders of The Dial Corp.

PROXY

                                 The Dial Corp
                    DIAL TOWER, PHOENIX, ARIZONA 85077-1424

        The undersigned hereby appoints Jack F. Reichert, Dennis C. Stanfill and John W. Teets, and each of them, to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote at the Annual Meeting of Stockholders of The Dial Corp to be held on Tuesday, May 10, 1994, and at any adjournment or adjournments thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present.




This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 through 4.

   PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




The Board of Directors recommends a vote FOR:

1.  Election of directors whose terms expire in 1997:

    [ ] FOR all nominees listed below     [ ] WITHHOLD AUTHORITY to vote for all
        (except as marked to the              nominees listed below
         contrary below)

         INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

         Thomas L. Gossage      Dennis C. Stanfill      John W. Teets

2.  [ ] FOR  [ ] AGAINST [ ] ABSTAIN  Approval of a Management Incentive Plan
3.  [ ] FOR  [ ] AGAINST [ ] ABSTAIN  Approval of a Performance Unit Incentive
                                        Plan
4.  [ ] FOR  [ ] AGAINST [ ] ABSTAIN  Ratification of appointment of Deloitte &
                                        Touche as independent public
                                        accountants for 1994

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

________________________________________________________________________________
SIGNATURE(S)  (Please mark, sign, date and return this card promptly.)   DATE


                                          Please sign exactly as name appears
                                          on your account. If shares are held
                                          by joint tenants, both should sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.
                                          If a corporation, please sign in full
                                          corporate name by president or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.

PROXY

                                 The Dial Corp

        The undersigned hereby appoints Jack F. Reichert, Dennis C. Stanfill and John W. Teets, and each of them, to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote at the Annual Meeting of Stockholders of The Dial Corp to be held on Tuesday, May 10, 1994, and at any adjournment or adjournments thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present.




This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 through 4.

   PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




The Board of Directors recommends a vote FOR:

1. Election of directors whose terms expire in 1997:

   [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY to vote
       (except as marked to the contrary below)      for all nominees listed
                                                      below

       INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below

                    Thomas L. Gossage      Dennis C. Stanfill      John W. Teet

2. [ ] FOR  [ ] AGAINST [ ] ABSTAIN  Approval of a Management Incentive Plan
3. [ ] FOR  [ ] AGAINST [ ] ABSTAIN  Approval of a Performance Unit Incentive
                                       Plan
4. [ ] FOR  [ ] AGAINST [ ] ABSTAIN  Ratification of appointment of Deloitte &
                                       Touche as independent public
                                       accountants for 1994

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

_______________________________________________________________________________
SIGNATURE(S)  (Please mark, sign, date and return this card promptly.)   DATE


                                          Please sign exactly as name appears
                                          on your account. If shares are held
                                          by joint tenants, both should sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.
                                          If a corporation, please sign in full
                                          corporate name by president or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.